                                                                                              EXHIBIT 12

                        THE UPJOHN COMPANY AND CONSOLIDATED SUBSIDIARIES
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (Dollar amounts in thousands)


                                  Nine Months                Year Ended December 31,
                                     Ended      ------------------------------------------------
                                Sept. 30, 1994    1993     1992      1991      1990      1989
                                --------------    ----     ----      ----      ----      ----
Earnings from continuing
  operations before accounting
  changes, income taxes and
  minority equity                  $511,527    $490,422  $696,707  $715,553  $651,800  $477,100

Less: Equity in undistributed
  net income (loss) of companies
  owned less than 50%                 2,344       3,119     2,212     1,455     1,742        (1)
                                   --------    --------  --------  --------  --------  --------
                                    509,183     487,303   694,495   714,098   650,058   477,101

Add: Amortization of previously
  capitalized interest                3,645       4,009     3,799     3,109     2,922     2,669

Fixed charges included in the
 above:
   Interest and amortization of
   debt expense                      39,465      58,381    58,155    46,851    53,502    31,693

  Rental expense representative
  of an interest factor              10,436      13,914    13,095    10,800    10,940     9,462
                                   --------    --------  --------  --------  --------  --------
Earnings from continuing
  operations before accounting
  changes, income taxes, minority
  equity and fixed charges         $562,729    $563,607  $769,544  $774,858  $717,422  $520,925
                                   ========    ========  ========  ========  ========  ========
Interest incurred and
  amortization of debt expense     $ 48,943    $ 74,080  $ 69,163  $ 59,920  $ 61,146  $ 37,919

Rental expense representative
  of an interest factor              10,436      13,914    13,095    10,800    10,940     9,462
                                   --------    --------  --------  --------  --------  --------
Total fixed charges                $ 59,379    $ 87,994  $ 82,258  $ 70,720  $ 72,086  $ 47,381
                                   ========    ========  ========  ========  ========  ========
Ratio of earnings to fixed
  charges                              9.48        6.41      9.36     10.96      9.95     10.99
                                       ====        ====      ====     =====      ====     =====
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